Building a better working world

Ernst & Young LLP
One Raffles Quay
North Tower, Level 18
Singapore 048583

Mailing Address:
Robinson Road
PO Box 384
Singapore 900734

Tel: +65 6535 7777
Fax: +65 6532 7662
ey.com

ASU RT/E-68671415/JON

Pangaea Logistics Solutions Ltd.
109 Long Wharf
Newport
RI 02840
United States

15 January 2025

Attention: Gianni Del Signore

Consent of Independent Auditors

Dear Sirs

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 15, 2024, with respect to the combined financial statements of Renaissance Holdings LLC for the year ended December 31, 2023, incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Pangaea Logistics Solutions Ltd. for the registration for resale of up to 18,359,342 shares of its common stock.

Your faithfully

Ernst & Young LLP